Exhibit 2.2

AMENDMENT NO. 1 TO
ACQUISITION AGREEMENT

This Amendment No. 1 to the Acquisition Agreement (this “Amendment”), effective as of November 19, 2004, is entered into by and between WatchMark Corp., a Delaware corporation (“Buyer”), and ADC Telecommunications, Inc., a Minnesota corporation (“Seller”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Acquisition Agreement.

RECITALS

A.            Buyer and Seller have entered into an Acquisition Agreement dated as of October 22, 2004 (the “Acquisition Agreement”), pursuant to which, among other things, ADC and certain of its Affiliates have agreed to (i) sell and transfer all of the issued and outstanding capital stock of ADC Software Systems UK (“ADC (UK)”), ADC Software Systems (Malaysia) Sdn Bhd (“ADC (Malaysia)”) and ADC Telecommunicações do Brasil Ltda (“ADC (Brazil)”) to Buyer; and (ii) sell and transfer certain specified assets and personnel to Buyer, and Buyer has assumed specified liabilities, all related to the Business.

B.            Buyer and Seller desire to amend the Acquisition Agreement to, among other things, reflect the fact that the Buyer is no longer purchasing or acquiring the capital stock of ADC (Brazil), but is rather purchasing and acquiring all of the Acquired Assets and Assumed Liabilities owned by ADC (Brazil).

C.            Buyer and Seller acknowledge that the transfer of capital stock of ADC (Malaysia) (the “Malaysia Shares”) from Seller to Buyer will not be effective until such time as the Malaysia Stamp Duty Office certifies the transfer of the Malaysia Shares.

D.            Buyer and Seller further acknowledge that the transfer of the Acquired Assets and Assumed Liabilities related to ADC Brazil (respectively, the “Brazil Assets” and “Brazil Liabilities”) will not be effective (subject, however, to the terms of the Operating Agreement entered into between Buyer, ADC Brazil and Seller) until such time as Buyer shall have established a subsidiary in Brazil (as more specifically provided in each of the Local Transfer Agreements and Transition Service and Reimbursement Agreements entered into between Buyer and Seller).

E.             Section 9.3 of the Acquisition Agreement permits the parties to amend the terms of the Agreement provided such amendment is made in writing and signed by the parties.

Accordingly, and in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.             Amendment to Section 1.1(h).  Section 1.1(h) of the Acquisition Agreement shall be amended in its entirety to provide as follows:

“(h)         “Acquired Subsidiaries” means ADC Software Systems UK and ADC Software Systems (Malaysia) Sdn Bhd.”

2.             Amendment to Section 1.1(n).  Section 1.1(n) of the Acquisition Agreement shall be amended in its entirety to provide as follows:

“(n)         “[Intentionally Omitted]”

3.             Amendment to Section 1.1(z).  Section 1.1(z) of the Acquisition Agreement shall be amended in its entirety to provide as follows:

“(z)          “[Intentionally Omitted]”

4.             Amendment to Section 2.5.  The following is deleted from Section 2.5 of the Acquisition Agreement:

“and (x) the operations of ADC (Brazil) prior to the Closing Date not exclusively related to the Business, including, without limitation, all Liabilities associated with the Brazil Litigation.”

5.             Addition of Section 4.25.  The following paragraph shall be inserted as a new Section 4.25:

“4.25    Inventory.  To the Knowledge of Seller, all of ADC (UK)’s current inventory of IBM Informix related products was (i) purchased by ADC (UK) under the terms of that certain OEM Software Agreement – Term Sheet dated November 29, 2001 and (ii) was in the inventory of ADC (UK) as of November 29, 2002.”

6.             Amendment to Section 6.14(f)(i).  The reference to “Walleye (UK)” in Section 6.14(f)(i) of the Acquisition Agreement shall be amended to refer to “ADC (UK).”

7.             Amendment to Section 6.22. The reference to “fifteen (15) days” in Section 6.22 of the Agreement shall be amended to read “thirty (30) days”.

8.             Amendment to Section 6.26.  Section 6.26 of the Acquisition Agreement is deleted in its entirety.

9.             Amendment to Section 8.3(a).  Section 8.3(a) of the Acquisition Agreement is hereby amended in its entirety to provide as follows (changes indicated in bold and italics):

“(a)         In seeking indemnification for Losses under this Article VIII, the Indemnified Party shall make no claim against the parties obligated to provide indemnification (the “Indemnifying Party”) for Losses unless and until such Losses aggregate at least $400,000 (the “Basket”) against any Indemnifying Party, in which event the Indemnified Party may make claims solely for Losses in excess of the Basket; provided, however, that for purposes of determining whether Losses aggregate the Basket, such Losses shall be calculated without regard for any materiality, or Material Adverse Effect or similar qualifiers or exceptions in the representations or warranties that have been breached or allegedly breached. The aggregate liability of any Indemnifying Party pursuant to this Article VIII shall not exceed $6,000,000 (the “Cap”).  Notwithstanding anything to the contrary contained in this Agreement, the Basket and the Cap will not apply: (i) in the case of the Buyer Indemnifying Parties, for any breach or default in connection with the representation and warranty in Sections 5.2 or 5.4, any of the covenants in Sections 6.16 or 6.22, or as provided in clauses (C) or (D) of Section 8.2(b); (ii) in the case of the Seller Indemnifying Parties, for any breach or default in connection with the representation and warranty in Sections 4.2, 4.3, 4.9(b), 4.13, and 4.16, any of the covenants in Section 6.16 or Section 6.23, or as provided in clause (C) of Section 8.2(a); and (iii) as to any Indemnifying Party, any breach of a representation or warranty resulting from fraud or willful misconduct.”

10.           Effect of Delayed Legal Transfer of Malaysia Shares, Assignment of Brazil Assets and Assumption of Brazil Liabilities.  Notwithstanding the fact that the legal transfer of the Malaysia Shares, the assignment of the Brazil Assets and the assumption of the Brazil Liabilities will not be effective as of the Closing (subject, however, to the terms of the Operating Agreement entered into between Buyer and Seller), Buyer and Seller each hereby agree and acknowledge that (i) all of the economic benefits and burdens associated with the operations of ADC (Malaysia) and the Brazil Assets and Brazil Liabilities will be transferred, assigned or assumed, as the case may be, from the Seller to the Buyer as of the Closing and (ii) for purposes of the Closing Date Working Capital Statement (and notwithstanding GAAP to the contrary), the transfer of the Malaysia Shares, the assignment of the Brazil Assets and the assumption of the Brazil Liabilities will be deemed effective as of the Closing.  Buyer and Seller further agree and acknowledge that the consideration for the transfer, assignment and assumption of the Malaysia Shares, the Brazil Assets and Brazil Liabilities is determined solely pursuant to the terms of the Acquisition Agreement, and that no separate or additional consideration shall be delivered by Buyer to Seller at the time of the effectiveness of the legal transfer of the Malaysia Shares, the assignment of the Brazil Assets and the assumption of the Brazil Liabilities.

11.           Formation of Brazilian Subsidiary. Buyer hereby agrees to use its commercially reasonable best efforts to establish WatchMark (Brazil) and to effect the assignment and assumption of the Brazil Assets and Brazil Liabilities from ADC (Brazil) to WatchMark (Brazil) as soon as possible after the Closing.

12.           No Other Changes.  Except as specifically amended by this Amendment, all other provisions of the Acquisition Agreement (including, without limitation, Section 6.15(c) of the Acquisition Agreement) shall remain in full force and effect.  This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Acquisition Agreement by any party hereto.

13.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WATCHMARK CORP.

By:	/s/ John Hansen
John Hansen
Its:	CEO

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Gokul V. Hemmady
Gokul V. Hemmady
Its:	Vice President and Chief Financial Officer

(Signature Page to Amendment No. 1 to Acquisition Agreement)